Calculation of Filing Fee Table

Schedule TO

(Form Type)

New Mountain Finance Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee

Fees to Be Paid	$0.00		$0.00

Fees Previously Paid	$262,600,000	0.00015310	$40,204.06(1)

Total Transaction Valuation	$0.00		$0.00

Total Fees Due for Filing			$0.00

Total Fees Previously Paid			$40,204.06

Total Fee Offsets			$0.00

Net Fee Due			$0.00

(1)	Calculated at $153.10 per $1,000,000.00 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended.